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                                                                      EXHIBIT 12

                          ALLIED WASTE INDUSTRIES, INC.
                       RATIO OF EARNINGS TO FIXED CHARGES
                        (IN THOUSANDS EXCEPT FOR RATIOS)

                                                              Six Months
                                                            Ended June 30,
                                                       ------------------------
                                                         1996            1997
                                                       --------        --------
                                                              (unaudited)
Fixed Charges:
   Interest expensed ...........................       $  4,033        $ 44,602
   Interest capitalized ........................          6,893          15,223
                                                       --------        --------
       Total interest expense ..................         10,926          59,825
Interest component of rent expense .............            755           1,679
Amortization/write-off of debt issuance costs ..            422           2,104
                                                       --------        --------
       Total Fixed Charges .....................       $ 12,103        $ 63,608
                                                       ========        ========

Earnings:
   Income (loss) from continuing operations
       before income taxes .....................       $  8,272        $ 32,626
   Plus fixed charges ..........................         12,103          63,608
   Less interest capitalized ...................         (6,893)        (15,223)
                                                       --------        --------
       Total Earnings ..........................       $ 13,482        $ 81,011
                                                       ========        ========

Ratio of earnings to fixed charges .............           1.1x            1.3x
                                                       ========        ========